[EXHIBIT 23.1]

                  INDEPENDENT AUDITORS' CONSENT



To the Stockholders of
Demco Industries, Inc.
Plantation, Florida


      We consent to the incorporation by reference in this Registration Statement of Demco Industries, Inc. (formerly Power Market Inc.) on Form 10-SB/A of our report dated April 30, 2003 of Demco Industries, Inc. (formerly Power Market Inc.) for the three months ended April 30, 2003, for the years ended January 31, 2003 and 2002, and for the period from date of inception (March 29, 1996) to April 30, 2003, and to the reference to us under the heading "Experts."



/s/ Rotenberg & Co., LLP


Rotenberg & Co., llp
Rochester, New York
May 28, 2003